Exhibit 10.3

AGREEMENT

BETWEEN:

BIONIK LABORATORIES
("Bionik")

- and -

PETER BLOCH
("Mr. Bloch")

WHEREAS Mr. Bloch is an employee of Bionik; and

AND WHEREAS Mr. Bloch and Bionik wish to agree on the terms of Mr. Bloch's separation from Bionik as follows:

1.	Mr. Bloch will continue in his current CEO role until a new CEO is appointed on September 1, 2017, at which time Mr. Bloch's employment shall terminate (without cause) and the severance terms in section 5.4 of his July 7,2014 employment agreement will apply. Mr. Bloch shall be paid all severance amounts owing under section 5.4 within 1 month of: 1) a NASDAQ up list with a USD $7 million in financing secured (from July 16, 2017); or 2) once an additional of USD $7 million in financing is secured (from July 16, 2017). If not paid earlier under 1) or 2), the severance amount shall be paid on March 31, 2018.

2.	Mr. Bloch will assist in the transition to the new CEO.

3.	Effective September 1, 2017, Mr. Bloch shall commence a new consulting position of EVP (Corporate Development and Finance) until the later of: 1) March 31, 2018; or 2) 3 months after a NASDAQ up list is completed as far as NASDAQ up list is before March 31, 2018. Mr. Bloch will be paid a consulting fee of USD 30,000 plus HST (recoverable by Bionik) per month plus benefits, payable every 2 weeks (USD 15,000 every 2 weeks plus HST).

4.	Mr. Bloch is entitled to the following past earned bonus amounts which are payable within 1 month of: 1) a NASDAQ up list with a USD $7 million in financing secured (from July 16, 2017); or 2) once an additional of USD $7 million in financing is secured (from July 16, 2017). If not paid earlier under 1) or 2), the bonus amounts shall be paid on March 31,2018.

o       FY2016 - 90% of target bonus as defined by the employment agreement

o       FY2017 - 50% of target bonus as defined by the employment agreement

5.	Mr. Bloch is eligible for his full FY2018 bonus, payable on March 31, 2018.

The bonus is calculated based on the following 4 objectives:

A)	completed Chinese JV agreement for distribution in China (already completed) (10%)

B)	completed a co-development agreement with Wistron (already completed) (10%)

C)	completed a distribution agreement with Hyundia / Corexo (10%)

D)	up listing of Bionik to NASDAQ with a USD $7 million in financing secured (from July 16, 2017) or securing an additional USD $7 million in financing from July 16, 2017 (70%)

E)	If by the 31th of March 2018 Bionik is listed on the NASDAQ, the stock price is above USD $25cts (equivalent taking into account the reverse split) and a USD $7 million in financing is secured (from July 16, 2017) a special allocation will be added to the bonus equal to 10% of the Full FY2018 bonus.

6.	It is understood that the USD $7 million financing as referred above does not include the investment under negotiation with European investors including André-Jacques Auberton-Hervé investment structures.

7.	All Mr. Bloch's remaining stock options will automatically vest on the date at which he leaves Bionik as an employee, however the departure is caused.

8.	The permissible exercise term for all his stock options shall be 2 years from the date he leaves Bionik as a consultant or an employee, however caused.

9.	All Mr. Bloch's shares will be registered by December 31, 2017.

10.	Mr. Bloch shall have no further salary deferral from July 2017 and all deferred income is payable by September 1, 2017.

This agreement is to be finalized by July 31, 2017.

09/01/17	09/01/17
Date	Date

/s/ Peter Bloch	/s/ Marc Mathieu
Peter Bloch	Marc Mathieu who is authorized to bind the Bionik Labs Board of Directors on this matter.